Exhibit 99.1

For Immediate Release
Contact: Cindy McCann
VP of Investor Relations
512.542.0204

Whole Foods Market Reports First Quarter Results
Diluted EPS Increase 62% to $0.32 Driven by 3.5% Comparable Store Sales Growth
and Strong Gross Margin Improvement; Company Raises Outlook for Fiscal Year 2010

February 16, 2010.  Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 16-week first quarter ended January 17, 2010.  Sales increased 7.0% to $2.6 billion.  Comparable store sales increased 3.5%, or -0.5% on a two-year stacked basis.  Identical store sales, excluding five relocations and two major expansions, increased 2.5%, or -2.4% on a two-year stacked basis.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 26% to $186.0 million.  Income available to common shareholders increased 79% to $49.7 million, and diluted earnings per share increased 62% to $0.32 per diluted share.

The Company’s comparable and identical store sales results for the last five quarters, first four weeks of the second quarter and year to date through February 14, 2010 are shown in the following table.

						QTD	YTD
	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	2010

Sales growth	0.4%	-0.5%	2.0%	2.3%	7.0%	11.1%	7.8%

Comparable store sales growth	-4.0%	-4.8%	-2.5%	-0.9%	3.5%	7.0%	4.2%
Excluding foreign currency	-3.4%	-4.1%	-2.0%	-0.7%	3.2%	6.6%	3.9%
Two-year comps (sum of two years)	5.3%	1.9%	0.1%	-0.6%	-0.5%	2.5%	0.1%
Excluding foreign currency	5.6%	2.5%	0.5%	-0.2%	-0.2%	2.8%	0.4%

Identical store sales growth	-4.9%	-5.8%	-3.8%	-2.3%	2.5%	6.0%	3.2%
Excluding foreign currency	-4.2%	-5.1%	-3.3%	-2.0%	2.2%	5.6%	2.9%
Two-year idents (sum of two years)	2.2%	-0.7%	-1.9%	-2.8%	-2.4%	0.6%	-1.8%
Sequential basis point change	(336)	(293)	(115)	(90)	34	--	--
Excluding foreign currency	2.6%	-0.1%	-1.5%	-2.4%	-2.0%	0.9%	-1.5%

“Our first quarter results exceeded our own expectations on both the top and bottom line.  Given the strong sales momentum we are seeing, there are many reasons to be bullish about our future results.  It is relatively early in our recovery, however, and there is still a lot of uncertainty regarding where the economy, the consumer, and competition go from here,” said John Mackey, chief executive officer and co-founder of Whole Foods Market.  “Our raised outlook for the fiscal year reflects our cautiousness on the low end and our optimism on the high end.  As the world moves out of this recession, we believe we are well positioned to produce strong returns for our shareholders.”

During the quarter, the Company produced $161.5 million in cash flow from operations and invested $82.5 million in capital expenditures, of which $59.3 million related to new stores.  This resulted in free cash flow of $78.9 million.  Total cash and cash equivalents, including restricted cash, and short-term investments were $569.6 million, and total debt was $734.1 million.  In addition, the Company currently has $337.7 million available on its credit line, net of $12.3 million in outstanding letters of credit.

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Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Certain results for the Company’s last five quarters are shown in the following table.

	1Q09	2Q09	3Q09	4Q09	1Q10

Gross profit	33.4%	34.7%	35.2%	34.2%	34.3%
Gross profit excluding LIFO	33.5%	34.7%	34.8%	34.0%	34.3%
YOY basis point change	(24)	(30)	33	46	84

Direct store expenses	26.5%	26.2%[1,2]	26.6%	26.9%	26.6%
Store contribution	6.8%	8.5%[1,2]	8.5%	7.3%	7.7%
Store contribution excluding LIFO	7.0%	8.5%	8.2%	7.2%	7.7%
G&A expenses excluding FTC legal costs	2.9%	2.9%	2.8%	2.8%	2.8%

1 Unusually low number of workers’ compensation claims and average cost per claim in the quarter
2 Excludes asset impairment charges

For the quarter, gross profit, excluding LIFO, increased 84 basis points to 34.3% of sales due to an improvement in cost of goods sold which was partially offset by a slight increase in occupancy costs as a percentage of sales.  The LIFO charge was $0.2 million versus $3.6 million last year, a positive impact of 14 basis points.  Direct store expenses increased 12 basis points to 26.6% of sales driven by an increase in health care costs which was partially offset by an improvement in workers' compensation expense as a percentage of sales.  As a result, store contribution, excluding LIFO, improved 73 basis points to 7.7% of sales.

“Early last year, we made the shift from being fairly reactionary on pricing to being much more strategic.  We have seen this strategy successfully play out over the last several quarters, as we have produced strong year-over-year improvement in gross margin and comparable store sales growth,” said Mr. Mackey.  “While many of our competitors have gone back and forth on their pricing strategies, we remain focused on continuing to strike the right balance between driving sales over the long term by improving our value offerings while maintaining margin.”

For stores in the identical store base, gross profit, excluding LIFO, improved 104 basis points to 34.5% of sales, direct store expenses improved seven basis points to 26.4% of sales, and store contribution improved 111 basis points to 8.1% of sales.

G&A expenses, excluding FTC-related legal costs, improved five basis points to 2.8% of sales.  FTC-related legal costs totaled $0.7 million in the quarter versus $11.0 million in the prior year.

Pre-opening expenses were $12.8 million versus $14.1 million in the prior year.

Relocation, store closure and lease termination costs were $12.4 million, of which $10.1 million related to store closure reserve adjustments.  The Company continues to make ongoing store closure reserve adjustments primarily related to changes in certain sub-tenant income estimates driven by the outlook for the commercial real estate market.

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC[1]	Stores	Size	Square Feet

Over 11 years old (15.6 years old, s.f. weighted)	1.6%	72%	102	27,100	2,766,700
Between eight and 11 years old	1.2%	48%	53	32,100	1,702,800
Between five and eight years old	1.2%	45%	45	37,400	1,682,900
Between two and five years old	4.4%	9%	55	52,500	2,886,500
Less than two years old (including five relocations)	20.7%	3%	23	52,900	1,216,100

All comparable stores (8.0 years old, s.f. weighted)	3.5%	27%	278	36,900	10,255,000
All stores (7.6 years old, s.f. weighted)		25%	289	37,200	10,743,600

1Reflects store-level capital and net operating profit after taxes (“NOPAT”), including pre-opening expense

Growth and Development
The Company opened six stores and closed one former Wild Oats store in the first quarter.  The Company currently has 289 stores totaling 10.7 million square feet.  Three stores are expected to open in the second quarter.

Since the Company’s fourth quarter earnings release, the Company has reduced the size of one store in development by 8,000 square feet and terminated two leases totaling approximately 103,000 square feet for stores previously scheduled to open in fiscal years 2012 and 2013.  The Company also recently signed three new leases averaging 40,000 square feet in size – two in Ontario, Canada (Mississauga and Toronto) and Pembroke Pines, FL – all currently scheduled to open after fiscal year 2010.

The following table provides additional information about the Company’s store openings in fiscal years 2009 and 2010, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2013.  For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY09	FY10	Tendered	Signed[1]

Number of stores (including relocations)	15	6	17	51
Number of relocations	6	0	1	9
Number of lease acquisitions, ground leases and owned properties	4	0	4	4
New markets	1	2	3	6
Average store size (gross square feet)	53,500	35,300	43,900	44,500
Total square footage	801,800	211,500	746,700	2,303,700
Average tender period in months	12.6	8.5
Average pre-opening expense per store (incl. rent)	$3.0 mil	$2.6 mil
Average pre-opening rent per store	$1.3 mil	$0.8 mil

1 Includes leases tendered

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Redemption of Series A Preferred Stock
Leonard Green & Partners converted its preferred stock into common stock on November 26, 2009, increasing the Company’s common stock outstanding by approximately 29.7 million shares.  The Company made an $8.5 million dividend payment during the first quarter and issued approximately 0.4 million shares of common stock upon conversion for the pro-rated amount due on the second dividend.  The conversion of the preferred stock will save the Company approximately $26 million in preferred cash dividends this year, and the net impact on diluted earnings per share will not be material.

Updated Assumptions for Fiscal Year 2010
The Company is raising its sales and earnings outlook for the fiscal year.  For the twenty weeks ended February 14, 2010, total sales increased 7.8%.  Comparable store sales increased 4.2%, and identical store sales increased 3.2%, or 0.1% and -1.8% on a two-year stacked basis, respectively.  The Company is still in the early stages of recovery but believes it is reasonable to expect some sales momentum to continue for the remainder of the year.  Accordingly, the Company is raising its sales outlook as follows:  sales growth of 8.5% to 10.5%, comparable store sales growth of 3.5% to 5.5% (or 0.4% to 2.4% on a two-year stacked basis), and identical store sales growth of 2.9% to 4.9% (or -1.4% to 0.6% on a two-year stacked basis).  The Company points out that the economic outlook remains uncertain, and it faces a significantly higher hurdle starting in the third quarter as identical store sales improved 224 basis points from the first half to the second half of fiscal year 2009.  The Company has no relocations or significant expansions this fiscal year, so after the relocated Lincoln Park store anniversaries its opening in May, comparable and identical store sales growth will be the same. The Company still expects to open 16 new stores this year, six of which have already opened, translating to a 6% increase in ending square footage.

The Company now expects operating margin of 4.3% to 4.5% for fiscal year 2010.  For the second through fourth quarters, the Company does not expect to generate the 57 basis point year-over-year improvement in gross margin, excluding LIFO, that it produced on average over the last three quarters.  That higher level of improvement will be hard to sustain once the Company anniversaries the shift in its pricing strategy that occurred in the first half of last year.  In addition, the Company has been taking advantage of buying opportunities to pass through values to its customers, but it is difficult to predict to what extent those opportunities will continue.  The Company is committed to maintaining its relative price positioning, which might require a higher level of price investments going forward.  The Company expects G&A as a percentage of sales to be in line with fiscal year 2009 results of 2.9% excluding FTC-related legal expenses.

Based on the Company’s first quarter results and updated estimates for the year, including the possibility of further store closure reserve adjustments primarily related to changes in certain sub-tenant income estimates driven by the outlook for the commercial real estate market, the Company now expects total pre-opening and relocation costs in the range of $65 million to $70 million.

The Company is raising its estimates for EBITDA to $655 million to $685 million from a previous range of $625 million to $650 million and diluted earnings per share to $1.20 to $1.25 from a previous range of $1.05 to $1.10.  After earning $0.32 per diluted share in the first quarter, this implies $0.88 to $0.93 per diluted share for the remaining three quarters of the year.  The Company notes the fourth quarter is seasonally its weakest quarter.

Capital expenditures for the fiscal year are expected to be in the range of $350 million to $400 million.  Of this amount, approximately 60% to 65% relates to new stores opening in fiscal year 2010 and beyond.

The Company is committed to producing positive free cash flow on an annual basis, including sufficient cash flow to fund the 51 stores in its current development pipeline.  The following table provides information about the Company’s estimated store openings through 2013 based on this pipeline.  These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

	Total		Average Square	Ending Square	Ending Square
	Openings	Relocations	Feet per Store	Footage[1]	Footage Growth

FY10 remaining stores in development	10	0	46,300	11,207,000	6.1%
FY11 stores in development	17	4	39,200	11,803,200	5.3%
FY12 stores in development	17	3	46,600	12,421,300	5.2%
FY13 stores in development	7	2	49,800	12,705,900	2.3%
Total	51	9	44,500

1 Reflects year-to-date openings/closures in fiscal year 2010 and one expansion in development in fiscal year 2011

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America’s first national certified organic grocer.  In fiscal year 2009, the Company had sales of approximately $8 billion and currently has 289 stores in the United States, Canada, and the United Kingdom.  Whole Foods Market employs more than 53,000 Team Members and has been ranked for 13 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 27, 2009.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Sixteen weeks ended
	January 17, 2010	January 18, 2009

Sales	$2,639,158	$2,466,503
Cost of goods sold and occupancy costs	1,732,942	1,643,785
Gross profit	906,216	822,718
Direct store expenses	702,806	653,974
Store contribution	203,410	168,744
General and administrative expenses	75,936	82,600
Operating income before pre-opening and store closure	127,474	86,144
Pre-opening expenses	12,809	14,064
Relocation, store closure and lease termination costs	12,412	5,077
Operating income	102,253	67,003
Interest expense	(10,553)	(13,580)
Investment and other income	1,783	1,841
Income before income taxes	93,483	55,264
Provision for income taxes	38,328	22,935
Net income	55,155	32,329
Preferred stock dividends	5,478	4,533
Income available to common shareholders	$49,677	$27,796

Basic earnings per share	$0.32	$0.20
Weighted average shares outstanding	154,413	140,330

Diluted earnings per share	$0.32	$0.20
Weighted average shares outstanding, diluted basis	154,858	140,330

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
January 17, 2010 and September 27, 2009
(In thousands)

Assets
	2010	2009
Current assets:
Cash and cash equivalents	$241,412	$430,130
Short-term investments - available-for-sale securities	240,953	-
Restricted cash	87,214	71,023
Accounts receivable	113,731	104,731
Merchandise inventories	323,400	310,602
Prepaid expenses and other current assets	43,374	51,137
Deferred income taxes	95,461	87,757
Total current assets	1,145,545	1,055,380
Property and equipment, net of accumulated depreciation and amortization	1,897,097	1,897,853
Long-term investments - available-for-sale securities	6,744	-
Goodwill	657,956	658,254
Intangible assets, net of accumulated amortization	71,664	73,035
Deferred income taxes	83,431	91,000
Other assets	9,186	7,866
Total assets	$3,871,623	$3,783,388

Liabilities And Shareholders' Equity
	2010	2009
Current liabilities:
Current installments of long-term debt and capital lease obligations	$398	$389
Accounts payable	187,290	189,597
Accrued payroll, bonus and other benefits due team members	228,532	207,983
Dividends payable	-	8,217
Other current liabilities	270,550	277,838
Total current liabilities	686,770	684,024
Long-term debt and capital lease obligations, less current installments	733,667	738,848
Deferred lease liabilities	262,646	250,326
Other long-term liabilities	76,786	69,262
Total liabilities	1,759,869	1,742,460

Series A redeemable preferred stock, $0.01 par value, no and 425 shares
authorized, issued and outstanding in 2010 and 2009, respectively	-	413,052

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized;
170,357 and 140,542 shares issued and
outstanding in 2010 and 2009, respectively	1,710,594	1,283,028
Accumulated other comprehensive income (loss)	(6,732)	(13,367)
Retained earnings	407,892	358,215
Total shareholders' equity	2,111,754	1,627,876
Commitments and contingencies
Total liabilities and shareholders' equity	$3,871,623	$3,783,388

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
January 17, 2010 and January 18, 2009
(In thousands)

	Sixteen weeks ended
	January 17, 2010	January 18, 2009
Cash flows from operating activities:
Net income	$55,155	$32,329
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	83,701	80,792
Loss on disposition of fixed assets	529	7
Impairment of long-lived assets	1,730	2,292
Share-based payment expense	5,241	3,789
LIFO expense	195	3,600
Deferred income tax benefit	(1,584)	(1,839)
Excess tax benefit related to exercise of team member stock options	(81)	-
Deferred lease liabilities	10,717	13,162
Other	(3,100)	5,544
Net change in current assets and liabilities:
Accounts receivable	(8,812)	4,378
Merchandise inventories	(12,547)	(15,888)
Prepaid expenses and other current assets	10,041	29,432
Accounts payable	(2,619)	(23,242)
Accrued payroll, bonus and other benefits due team members	20,351	8,592
Other current liabilities	(5,030)	(389)
Net change in other long-term liabilities	7,590	(461)
Net cash provided by operating activities	161,477	142,098
Cash flows from investing activities:
Development costs of new locations	(59,273)	(82,086)
Other property and equipment expenditures	(23,257)	(28,209)
Purchase of available-for-sale securities	(264,782)	-
Sale of available-for-sale securities	17,205	-
Increase in restricted cash	(16,191)	(3)
Other investing activities	(475)	(126)
Net cash used in investing activities	(346,773)	(110,424)
Cash flows from financing activities:
Preferred stock dividends paid	(8,500)	(2,833)
Issuance of common stock	3,962	1,350
Excess tax benefit related to exercise of team member stock options	81	-
Proceeds from issuance of redeemable preferred stock, net	-	413,052
Proceeds from long-term borrowings	-	123,000
Payments on long-term debt and capital lease obligations	-	(320,715)
Other financing activities	3	-
Net cash provided by (used in) financing activities	(4,454)	213,854
Effect of exchange rate changes on cash and cash equivalents	1,032	(3,468)
Net change in cash and cash equivalents	(188,718)	242,060
Cash and cash equivalents at beginning of period	430,130	30,534
Cash and cash equivalents at end of period	$241,412	$272,594

Supplemental disclosure of cash flow information:
Interest paid	$19,375	$22,286
Federal and state income taxes paid	$41,483	$4,581
Non-cash transaction:
Conversion of redeemable preferred stock into common stock	$418,247	$-

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results.  These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures.

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and Adjusted EBITDA including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Sixteen weeks ended
EBITDA and Adjusted EBITDA	January 17, 2010	January 18, 2009
Net income	$55,155	$ 32,329
Provision for income taxes	38,328	22,935
Interest expense, net	8,770	11,739
Operating income	102,253	67,003
Depreciation and amortization	83,701	80,792
Earnings before interest, taxes, depreciation & amortization (EBITDA)	185,954	147,795
Impairment of assets	1,730	2,292
Adjusted EBITDA	$187,684	$ 150,087

The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	Sixteen weeks ended
Free Cash Flow	January 17, 2010	January 18, 2009
Net cash provided by operating activities	$161,477	$ 142,098
Development costs of new locations	(59,273)	(82,086)
Other property and equipment expenditures	(23,257)	(28,209)
Free cash flow	$78,947	$ 31,803

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com